Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of September 21, 2007
between
Health Benefits Direct Corporation,
HBDC Acquisition, LLC,
System Consulting Associates, Inc.
and
the Shareholders listed on the signature page hereto.

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2007 (the “Agreement”), is among Health Benefits Direct Corporation, a Delaware corporation (“Parent”), HBDC Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, “Buyers”), System Consulting Associates, Inc., a Pennsylvania corporation (“SCA” or “Acquired Company”) and the shareholders of SCA listed on the signature page hereto (each a “Shareholder” and, collectively, the “Shareholders”). Each of Parent, Merger Sub, SCA and any of the Shareholders hereinafter may be referred to as a “Party” and collectively as the “Parties.”
     WHEREAS, Shareholders are the record and beneficial owners of all of the issued and outstanding shares of Common Stock, $1.00 par value per share (the “SCA Shares”), of SCA, which is the only outstanding class of Equity Interests of SCA;
     WHEREAS, SCA is the record and beneficial owner of 59.4% of the issued and outstanding limited partnership interests (the “LP Interests”) of Atiam Technologies L.P., a Delaware limited partnership (“Atiam”);
     WHEREAS, SCA is the record and beneficial owner of 60% of the membership interests of Atiam Technologies GP, LLC, a Delaware limited liability company (“Atiam GP”), the sole general partner of Atiam (the general partnership interests of Atiam are hereinafter referred to as the “GP Interests” and, together with the LP Interests, the “Partnership Interests”);
     WHEREAS, Merger Sub is a limited liability company duly organized and existing under the Laws of the State of Delaware, having been incorporated solely for the purpose of completing the transactions set forth herein, and is a wholly-owned subsidiary of Parent;
     WHEREAS, the respective Boards of Directors of Parent and SCA, and the Board of Managers of Merger Sub (Parent, SCA and Merger Sub are sometimes hereinafter referred to together as “Constituent Entities”), deem it advisable and in the best interests of the Constituent Entities and their respective stockholders and members, as the case may be, that SCA merge with and into Merger Sub pursuant to this Agreement, the Delaware Certificate of Merger set forth as Exhibit A hereto (the “DE Certificate of Merger”), the Pennsylvania Articles of Merger set forth as Exhibit B hereto (the “PA Articles of Merger” and, together with the DE Certificate of Merger, the “Certificates of Merger”) and the applicable provisions of the Laws of the State of Delaware and the Commonwealth of Pennsylvania, such transaction sometimes being herein called the “Merger”;
     WHEREAS, as a condition to Parent and Merger Sub entering into this Agreement, the former holders of all of the partnership interests of BileniaTech, L.P., a Delaware limited partnership (“Bilenia”), and the holders of 39.6% of the LP Interests of Atiam, have agreed to sell such remaining 39.6% of the LP Interests to Merger Sub pursuant to the terms of a Partnership Interest Purchase Agreement (the “Bilenia Purchase Agreement”);
     WHEREAS, as a condition to Parent and Merger Sub entering into this Agreement, Noah Prywes (“Prywes”), an individual and the holder of 40% of the membership interests of Atiam GP, has also agreed to sell the remaining 40% of Atiam GP to Merger Sub pursuant to the terms of the Bilenia Purchase Agreement, thereby vesting in Merger Sub ownership of 100% of the GP Interests; and
     WHEREAS, as a condition and an inducement to the willingness of Parent to enter into this Agreement, each Shareholder has agreed that it will deliver to SCA and Parent, following the execution of this Agreement but in any event prior to the Effective Time, its irrevocable adoption of this Agreement and approval of this Agreement and the transactions contemplated hereby pursuant to a written consent in the form reasonably acceptable to Buyers (the “Written Consent”), signed and dated by the Shareholders in their capacity as shareholders of the Acquired Company on the date hereof, pursuant to and in strict accordance with the applicable provisions of the Pennsylvania Business Corporation Law, as amended (the “PA BCL”) and SCA’s Charter Documents.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in this Section 1.1.
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.
     “Assets” means all of the assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Balance Sheet, used or held for use by the Acquired Company or Atiam.
     “Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.
     “Benefit Plan” means (a) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan as defined in section 3(3) of ERISA that is maintained or sponsored by Atiam or to which Atiam contributes or for which Atiam otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, and (b) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, independent contractors, or agents, that is maintained or sponsored by Atiam or to which Atiam contributes or for which Atiam otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, including employment agreements, severance policies or agreements, executive compensation arrangements, deferred compensation arrangement or plan subject to section 409A of the Code, incentive arrangements, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, workers’ compensation, bonus plans, stock option, stock grant or stock purchase plans, phantom stock, stock appreciation rights, medical/dental insurance, life insurance, tuition reimbursement programs or scholarship programs, any plans subject to section 125 of the Code, and any plans providing benefits or payments in the event of a change of ownership or control.
     “Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Philadelphia, Pennsylvania are authorized or required by Law to close.
     “Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).
     “Closing Indebtedness” means all Indebtedness of the Acquired Company and Atiam as of the Closing Date.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Expenses” means, without duplication, the sum of the following, to the extent unpaid as of the Closing Date: (a) all fees, costs and expenses incurred by or on behalf of Shareholders, the Acquired Company or Atiam (to the extent the Acquired Company or Atiam is in any way liable to pay or reimburse such amounts) in connection with the negotiation, preparation and execution of this Agreement, including the broker fees identified on Schedule 3.22 hereto; (b) the amount of any accrued bonuses, accrued payroll, accrued vacation, accrued sick pay and related expenses of the Acquired Company or Atiam; (c) the amount of any severance or similar payments to employees of the Company whose employment will be terminated in connection with this Agreement; and (d) any Taxes for which the Company will become liable upon distribution of any payments set forth in clauses (b) or (c) above.
     “Contract” means any agreement, contract, license, obligation, promise, note, bond, mortgage, indenture, instrument, lease, or other similar commitment, arrangement or understanding, written or oral, that is intended to be legally binding, including any sales order or purchase order.
     “Equity Interests” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.
     “Equity Securities” means (a) Equity Interests and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding Equity Interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, Atiam, as defined in Section 414(b), (c), (m) or (o) of the Code and any general partnership of which the Acquired Company is or has been a general partner.
     “Escrow Agreement” means the form of Escrow Agreement, to be dated as of the Closing Date, by and among Parent, Merger Sub, Shareholders’ Representative and Escrow Agent.
     “Escrow Period” means the period of time beginning on the Closing Date and extending for 12 months thereafter.
     “Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement or other agreement entered into in connection with an administrative or judicial proceeding, (c) execution of an Internal Revenue Service Form 870-AD, or (d) the expiration of the time for instituting suit with respect to a claimed deficiency.

     “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.
     “Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and; (g) any guaranty of any of the foregoing.
     “Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.
     “Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.
     “Knowledge” of Shareholders or any similar phrase means, with respect to any fact or matter, the actual knowledge of the individuals set forth on Schedule I, together with such knowledge that such persons could be expected to discover after due investigation concerning the existence of the fact or matter in question.
     “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation or any other similar authority enacted, adopted, promulgated or applied by any Governmental Entity, each as may be amended from time to time.
     “Letter of Transmittal” is defined in Section 2.6(e).
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.
     “Merger Consideration” means the aggregate consideration that is payable to the Shareholders in accordance with the provisions of Section 2.6.
     “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
     “Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable and with respect to which the Acquired Company or Atiam maintains adequate reserves, (b) Liens on Assets acquired pursuant to personal property leases of equipment set forth on Schedule 3.11(b) hereto and (c) Liens that are immaterial in character, amount, and extent and that do not detract from the value or interfere with the present or proposed use of the properties they affect.
     “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

     “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which any Party is or was a member.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Subsidiary” or “Subsidiaries” means, with respect to any Party, any Person of which (a) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such Party and/or by any one or more of its Subsidiaries.
     “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.
     “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.
     “$” means United States dollars.
     1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

368 Reorganization	6.2	(j)
Acquired Company	Recitals
Action	3.16	(a)
Agreement	Preamble
Applicable Survival Period	8.1	(d)
Atiam	Recitals
Atiam 401(k) Plan	7.1	(q)
Atiam Financial Statements	3.6	(a)
Atiam Intellectual Property	3.13	(e)
Atiam Owned Intellectual Property	3.13	(b)

Atiam Registered Items	3.13	(f)
Audited Financial Statements	6.6
Auditor	6.6
Balance Sheets	3.6	(b)
Balance Sheet Date	3.6	(b)
Bilenia	Recitals
Bilenia Purchase Agreement	Recitals
Buyers	Preamble
Buyers Indemnitees	8.2	(a)
Cap	8.2	(b)
Claims	10.2
Closing	2.2
Closing Date	2.2
Cash Closing Payment	2.6	(a)
Certificates	2.6	(e)
Certificates of Merger	Recitals
Consents	3.5	(a)
Constituent Entities	Recitals
Copyrights	3.13	(a)
Corporate Record Books	3.19
DE Certificate of Merger	Recitals
Disclosure Schedule	Recitals to Article III
Dissenting Shares	2.5
Dissenting Share Payments	2.7	(b)
DLLCA	2.2
Effective Time	2.2
Escrow Agent	2.6	(a)
Escrow Funds	2.6	(a)
Expense Certificate	7.1	(i)
Financial Statements	3.6	(a)
Fundamental Representations and Warranties	8.1	(b)
GAAP	3.6	(a)
GP Interests	Recitals
In-Bound Licenses	3.13	(c)
Intellectual Property	3.13	(a)
Intellectual Property Rights	3.13	(a)

IRS	3.17	(a)
Lease	3.12
Leased Personal Property	3.11	(d)
Letter Agreement	5.3
Liabilities	3.7
LP Interests	Recitals
Losses	8.2	(a)
Marks	3.13	(a)
Material Contracts	3.15	(b)
Merger	Recitals
Noncompetition Period	5.8	(a)
Nondisclosure Agreements	3.13	(i)
Notice of Claim	8.4	(a)
Out-Bound Licenses	3.13	(d)
PA Articles of Merger	Recitals
PA BCL	Recitals
Parent	Recitals
Parent Common Stock	2.5
Parent SEC Reports	4.4	(a)
Partnership Interests	Recitals
Patents	3.13	(a)
Per Share Merger Consideration	2.5
Policies	3.18	(a)
Pre-Closing Periods	6.2	(a)
Pro Rata Share	2.6	(a)
Proprietary Information	3.13	(a)
Prywes	Recitals
Regulation D	5.10
Related Party Agreement	3.21
Releasees	10.2
Representatives	5.3
Restricted Business	5.8	(a)
SCA	Preamble
SCA Financial Statements	3.6	(a)
SCA Shares	Recital
Secondary Representations and Warranties	8.1	(b)

Shareholder Indemnitees	8.3
Shareholders	Preamble
Shareholders’ Representative	8.10	(a)
Software	3.13	(a)
Straddle Period	6.2	(c)
Subsidiary Interests	3.3	(a)
Surviving Entity	2.1
Third Party Claim	8.4	(a)
Third Party Defense	8.4	(b)
Work Product Agreements	3.13	(j)
Written Consent	Recitals

ARTICLE II
PURCHASE AND SALE
     2.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificates of Merger in such form as is required by the relevant provisions of the Laws of the State of Delaware and the Commonwealth of Pennsylvania, at the Effective Time, SCA shall be merged with and into Merger Sub and the separate corporate existence of SCA shall thereupon cease. As a result of the Merger, the outstanding shares of Equity Interests of SCA shall be converted or canceled in the manner provided in Section 2.5 of this Agreement, the separate corporate existence of SCA shall cease and Merger Sub shall be the surviving entity following the Merger. The Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Entity”.
     2.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania, at 9:00 a.m. on a date to be specified by the Parties which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with, or as soon as practicable following, the Closing, Merger Sub as the Surviving Entity shall file the Certificates of Merger with the Secretaries of State of the State of Delaware and the Commonwealth of Pennsylvania as provided in Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA”) and Section 1921 of the PA BCL, respectively. The Merger shall become effective at such time as such Certificates of Merger are so filed or at such later time as is set forth in the Certificates of Merger, if different, which time is hereinafter referred to as the “Effective Time.”
     2.3 Effects of the Merger.
          (a) At and after the Effective Time, the Merger shall have the effects specified in the PA BCL and the DLLCA.
          (b) At the Effective Time, the Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Entity after the Merger until amended thereafter in accordance with applicable Law, except that Article I of the Certificate of Formation shall read: “The name of this limited liability company is Atiam Technologies, LLC.”
          (c) At the Effective Time, the Operating Agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the Operating Agreement of the Surviving Entity (except that all references to Merger Sub in the Operating Agreement of the Surviving Entity shall be changed to reflect the name change of Merger Sub), until amended thereafter in accordance with applicable Law.
          (d) At the Effective Time, The individuals whose names are set forth on Schedule 2.3(d) shall be the initial managers and officers of the Surviving Entity.
     2.4 Further Assurances. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of SCA or Atiam, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Entity and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of SCA or Atiam, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of SCA or Atiam, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Entity’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of SCA or Atiam and otherwise to carry out the purposes of this Agreement.
     2.5 Conversion of SCA Shares. Each of the SCA Shares issued and outstanding immediately prior to the Effective Time (other than SCA Shares the holder of which properly exercises his or her dissenters’ rights pursuant to Section 1572 of the PA BCL (the “Dissenting Shares”)), shall, by virtue of the Merger and without any action on the part of Buyers, the Acquired Company or the Shareholders, be converted into the right to receive consideration in the form of cash and unregistered shares of common stock of Parent, $0.001 par value per share (the "Parent Common Stock”), in the amounts set forth opposite such Shareholder’s name on Schedule 2.5 hereto (the “Per Share Merger Consideration”), without any interest thereon and subject to the terms and conditions of this Agreement. Any SCA Shares held in the treasury of the Acquired Company shall be canceled and extinguished without any conversion thereof.
     2.6 Payment of Merger Consideration. The Merger Consideration shall be payable as follows:
          (a) As soon as practicable after receipt by Parent of the outstanding certificate or certificates representing each Shareholder’s SCA Shares in accordance with Section 2.6(e) below, Parent shall pay to each Shareholder, in accordance with such Shareholder’s pro rata ownership interest as set forth on Schedule 2.5 (as to each Shareholder, such Shareholder’s "Pro Rata Share”), such Shareholder’s Per Share Merger Consideration as set forth on Schedule 2.5. The aggregate amount of consideration payable by Parent to each Shareholder shall be such Shareholder’s Pro Rata Share of (i) an aggregate amount of cash equal to $850,000 (the “Cash Closing Payment”) by wire transfer to one or more accounts of such Shareholders, as designated in writing by each Shareholder and in the amounts set forth on Schedule 2.5, plus (ii) such number of unregistered shares of Parent Common Stock that have a value of $1,150,000 based on the average closing price per share of Parent Common Stock on The Over the Counter Bulletin Board on the five consecutive trading days preceding the Closing Date.
          (b) Certificates representing an amount equal to $300,000 of the Parent Common Shares that would otherwise be payable to the Shareholders in accordance with Section 2.6(a) above shall be delivered to American Stock Transfer and Trust Company as escrow agent (the “Escrow Agent”) pursuant to the Escrow Agreement (such amount, together with any additional funds that may be placed into the escrow account from time to time, shall be the “Escrow Funds”), which Escrow Funds shall be released in accordance with the terms and conditions of the Escrow Agreement. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any fractional shares of Parent Common Stock to be issued to any Shareholder shall be rounded up to the nearest whole share.
          (c) At the Closing, Shareholders’ Representative and Buyers shall enter into the Escrow Agreement with the Escrow Agent, under which the Escrow Agent shall hold the Escrow Funds as a source of recovery for any indemnification claims against Shareholders under Article VIII.

          (d) The Escrow Agreement will provide for payment of the Escrow Funds to the Shareholders at the end of the Escrow Period upon joint written instructions of Buyers and Shareholders’ Representative, net of any reductions for pending or resolved indemnification claims against Shareholders under Article VIII. For all tax purposes, the Escrow Funds shall be treated as owned by the Shareholders (and their successors) on and after Closing, so that all interest or other income earned from the investment of the Escrow Funds before release to the Shareholders (or their successors) shall be considered for tax purposes to be income of the Shareholders (or their successors) and the Escrow Agent shall report such interest or other income consistently therewith.
          (e) At the Closing, Shareholders shall deliver to Buyers the following: the certificates representing the SCA Shares (the “Certificates”) and a duly executed letter of transmittal (the "Letter of Transmittal”) in the form reasonably acceptable to Shareholders and Buyers, which Letter of Transmittal shall specify that delivery shall be effected, and risk of loss of title to such Certificate shall pass, only upon proper delivery of the Certificate (duly endorsed in blank for transfer). The Shareholders shall also deliver to Buyers all other documents, instruments or certificates required to be delivered by Shareholders at or prior to the Closing pursuant to this Agreement
          (f) Notwithstanding anything herein to the contrary, in the event that the Buyers receive any certificates representing SCA Shares from a Person that is not a Shareholder pursuant to this Agreement, they shall be entitled to disregard such certificates.
     2.7 Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into or represent the right to receive the Pro Rata Merger Consideration unless and until such Shareholders that own such Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the PA BCL; and any such stockholder shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Section 1572 of the PA BCL.
          (b) The Acquired Company shall give Buyers prompt notice of any demands for appraisal received by the Acquired Company, withdrawals of such demands, and any other communications received by the Acquired Company in connection with any demands for appraisal. The Acquired Company shall not, except with the written consent of Parent, voluntarily make any payment with respect to any such demands. Parent shall have the right to control all negotiations and proceedings with respect to demands for appraisal, including the right to settle any such demands. To the extent that Parent or the Acquired Company makes any payment in respect of any Dissenting Shares, Parent shall be entitled to recover under Article VIII hereof (i) the aggregate amount by which such payment exceeds the aggregate Merger Consideration and (ii) any other costs and expenses, including attorney fees and expenses, incurred in connection with investigating, defending and settling such demands for appraisal (the amounts in clauses (i) and (ii) collectively, “Dissenting Share Payments”).
     2.8 Withholding. Parent shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of SCA Shares or Dissenting Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of SCA Shares or Dissenting Shares in respect of which such deduction and withholding was made by Parent.

     2.9 No Further Transfer of Shares. After the Effective Time, there shall be no transfers of SCA Shares that were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Entity. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Except as set forth in the disclosure schedule delivered by the Acquired Company to Buyers in connection with the execution and delivery of this Agreement (the “Disclosure Schedule”), Acquired Company and the Shareholders jointly and severally represent and warrant to Buyers as of the date hereof as follows:
     3.1 Organization and Good Standing.
          (a) The Acquired Company is a corporation duly organized, validly existing and presently subsisting under the Laws of the Commonwealth of Pennsylvania, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. Schedule 3.1(a) contains a complete and accurate list of each jurisdiction in which the Acquired Company is qualified to do business.
          (b) The Acquired Company is not in default under its Charter Documents. The Charter Documents of the Acquired Company in the forms previously provided to Buyers are the Charter Documents of the Acquired Company as in effect on the date of this Agreement.
     3.2 Capitalization.
          (a) The authorized Equity Interests of the Acquired Company consists of 1,000 shares of Common Stock, par value $1.00 per share, 500 of which are issued and outstanding. All of the SCA Shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by each Shareholder free and clear of all Liens. Schedule 3.2(a) sets forth the ownership of the SCA Shares.
          (b) All of the SCA Shares were issued in compliance with applicable Laws. No SCA Shares were issued in violation of any Contract to which any Shareholder or the Acquired Company is a party or is subject or in violation of any preemptive or similar rights of any Person.
          (c) Other than the SCA Shares, the Acquired Company does not have outstanding any Equity Securities or any other securities. The Acquired Company is not a party or subject to any Contract obligating the Company to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Acquired Company. The Acquired Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.
          (d) Except as set forth on Schedule 3.2(d), none of the Shareholders or the Acquired Company is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement that has the effect of restricting or limiting the transfer, voting or other rights associated with the SCA Shares.
     3.3 Subsidiaries of the Acquired Company; Ownership of Partnership Interests.
          (a) Schedule 3.3(a) contains a true and complete list of (1) the Subsidiaries of the Acquired Company, and (2) all limited partnerships, general partnerships or other entities in which the Acquired Company holds an Equity Interest, and sets forth with respect to each such Subsidiary or entity the jurisdiction of formation, the authorized and outstanding Equity Interests of such Subsidiary or entity, and the owner(s) of record of such outstanding Equity Interests. The outstanding Equity Interests of each Subsidiary or other entity (collectively, the “Subsidiary Interests”) are duly authorized and validly issued and are owned by the Acquired Company free and clear of all Liens. The Acquired Company does not have any corporate Subsidiaries.
          (b) The Acquired Company is the beneficial owner of an aggregate of sixty percent (60%) of the Partnership Interests as set forth on Schedule 3.3(a). The Acquired Company holds such Partnership Interests free and clear of all Liens. Atiam is validly existing and in good standing as a limited partnership under the Laws of the State of Delaware, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.
          (c) The Acquired Company is the beneficial owner of sixty percent (60%) of the membership interests of Atiam GP, the sole general partner of Atiam. The Acquired Company holds such membership interests free and clear of all Liens. Atiam GP is validly existing and in good standing as a limited liability company under the Laws of the State of Delaware, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification. Atiam GP is in existence for the sole purpose of serving as the general partner of Atiam and has no other business, assets or properties, has no employees, and maintains no separate benefit plans or financial statements.
          (d) Other than the Equity Interests set forth on Schedule 3.3(a), neither Atiam nor Atiam GP has outstanding any Equity Securities. Neither Atiam nor Atiam GP is party or subject to any Contract obligating Atiam or Atiam GP, as applicable, to issue any Equity Securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of Atiam or Atiam GP. Neither Atiam nor Atiam GP has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.
          (e) All of the Subsidiary Interests were issued in compliance with applicable Laws. No Subsidiary Interests were issued in violation of any Contract to which any Shareholder, the Acquired Company or Atiam is a party or is subject.
          (f) Other than the Subsidiaries or other entities set forth on Schedule 3.3(a), neither the Acquired Company nor Atiam directly or indirectly owns any Equity Securities or other securities in any Person.
          (g) None of Shareholders, the Acquired Company or any Subsidiary of the Acquired Company is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement that has the effect of restricting or limiting the transfer, voting or other rights associated with the Subsidiary Interests.
     3.4 Authority and Enforceability. Each of the Acquired Company and the Shareholders have the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Acquired Company. This Agreement has been duly executed and delivered by the Acquired Company and the Shareholders and, assuming due authorization, execution and delivery by Buyers, constitutes the valid and binding obligation of the Acquired Company and the Shareholders, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally and (b) the availability of injunctive relief and other equitable remedies.
     3.5 No Conflicts; Authorizations.
          (a) The execution and delivery of this Agreement by the Acquired Company and the Shareholders do not, and the performance by the Acquired Company and the Shareholders of their obligations hereunder and the consummation by the Acquired Company and the Shareholders of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of the Acquired Company or Atiam, (ii) except as set forth on Schedule 3.5(a), violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights or require a consent to assignment, under any Contract (A) to which any of the Shareholders, the Acquired Company or Atiam is a party, (B) of which any of the Shareholders, the Acquired Company or Atiam is a beneficiary or (C) by which any of the Shareholders, the Acquired Company or Atiam or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to Shareholders, the Acquired Company or Atiam, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Acquired Company or Atiam except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not in the aggregate be material to the Acquired Company and Atiam taken as a whole. Schedule 3.5(a) sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which the Acquired Company or Atiam is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Acquired Company and Atiam thereunder.
          (b) No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to Shareholders, the Acquired Company or Atiam in connection with the execution and delivery of this Agreement and the consummation of the Merger.
     3.6 Financial Statements.
          (a) True and complete copies of the Acquired Company’s unaudited financial statements consisting of the balance sheets of the Acquired Company as at December 31, 2006 and June 30, 2007 and the related statements of income for the yearly and quarterly periods then ended (the “SCA Financial Statements”), were previously delivered to Buyers. True and complete copies of Atiam’s audited financial statements, consisting of the balance sheet of Atiam as at December 31, 2005 and 2006, and the related statements of income and for the yearly period then ended, along with unaudited balance sheet as at June 30, 2007 (the “Atiam Financial Statements” and together with the SCA Financial Statements, the “Financial Statements”), were previously delivered to Buyers. Atiam maintains a standard system of accounting established and administered in accordance with United States generally accepted accounting principles (“GAAP”).
          (b) The Financial Statements are true, complete and correct and are based on the books and records of the Acquired Company or Atiam, as applicable. The Financial Statements fairly present in all material respects the financial condition of the Acquired Company and Atiam, as applicable, as of the respective dates they were prepared and the results of the operations of the Acquired Company or Atiam, as applicable, for the periods indicated (subject, in the case of the Balance Sheets and the SCA Financial Statements, to normal year-end adjustment and the absence of footnotes). The balance sheets of the Acquired Company and Atiam as of June 30, 2007 are referred to herein as the “Balance Sheets” and the date thereof as the “Balance Sheet Date.”
          (c) Atiam maintains a system of proper and adequate internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to maintain accountability for the Assets of Atiam, (iii) access to the Assets of Atiam is permitted only in accordance with management’s general or specific authorization, (iv) the reporting of the Assets is compared with existing assets at regular intervals and (v) accounts receivable and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither the Acquired Company nor Atiam have engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the Acquired Company or Atiam, as applicable.
     3.7 No Undisclosed Liabilities. Except as set forth on Schedule 3.7, the Acquired Company and Atiam have no direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, known or unknown, accrued or unaccrued, due or reasonably expected to become due, liquidated or unliquidated (“Liabilities”), except (a) those that are adequately reflected or reserved against in the Balance Sheets as of the Balance Sheet Date and (b) those that have been incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount.
     3.8 Taxes.
          (a) All Tax Returns required to have been filed by or with respect to the Acquired Company and Atiam have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Liability for Taxes and all other information required to be reported thereon. All Taxes owed by the Acquired Company and Atiam (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). The Acquired Company and Atiam have adequately provided for, in their books of account and related records, liability for all unpaid Taxes, being current Taxes not yet due and payable.
          (b) There is no action or audit currently proposed, pending against or, to the Shareholders’ Knowledge, threatened against, or with respect to, the Acquired Company or Atiam in respect of any Taxes. Neither the Acquired Company nor Atiam are the beneficiary of any extension of time within which to file any Tax Return, nor have the Acquired Company or Atiam made (or have made on their behalf) any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where the Acquired Company or Atiam do not file Tax Returns that they are or may be subject to taxation by that jurisdiction or that they must file Tax Returns. There are no Liens on any of the Equity Interests or Assets of the Acquired Company or Atiam with respect to Taxes.
          (c) The Acquired Company and Atiam have withheld and timely paid all Taxes required to have been withheld and paid and have complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
          (d) There is no dispute or claim concerning any Liability for Taxes with respect to the Acquired Company or Atiam for which notice has been provided, or that is asserted or, to the Shareholders’ Knowledge, threatened, or that is otherwise known to Shareholders. No issues have been raised in any Tax examination with respect to the Acquired Company or Atiam that, by application of similar principles, could be expected to result in liability for Taxes for any period not so examined. Schedule 3.8(d) (i) lists all federal, state, local and foreign income Tax Returns filed with respect to the Acquired Company and/or Atiam for taxable periods ended on or after January 1, 2001, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit. Shareholders have delivered to Buyers correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Acquired Company or Atiam since January 1, 2001. Neither the Acquired Company nor Atiam have waived (nor is it subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.
          (e) Neither the Acquired Company nor Atiam have ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
          (f) Neither the Acquired Company nor Atiam is a party to any Tax allocation or sharing agreement and it does not have any Liability for the Taxes of any Person, other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of Law) with respect to any Relevant Group of which the Acquired Company currently is a member, (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of Law) or (iv) otherwise. Except as set forth on Schedule 3.8(f), neither the Acquired Company nor Atiam is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income tax purposes.
          (g) Neither the Acquired Company nor Atiam has agreed to make, and is not required to make by virtue of the transactions contemplated by this Agreement or otherwise, any adjustment under Section 481(a) of the Code, and no Governmental Entity has proposed any such adjustment or change in accounting method. Any adjustment of Taxes of the Acquired Company or Atiam made by the IRS or comparable taxing authority, which adjustment is required to be reported to the appropriate Governmental Entities, has been so reported. Neither the Acquired Company nor Atiam has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of any Law, and neither the Acquired Company nor Atiam is subject to a private letter ruling of the IRS or comparable rulings of other taxing authorities.
          (h) Neither the Acquired Company nor Atiam will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued (for purposes of the Financial Statements) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (i) an open transaction disposition made on or before the Closing Date, (ii) a prepaid amount received on or prior to the Closing Date, (iii) the installment method of accounting, (iv) a change in accounting method or (v) any comparable provisions of Tax Law, or for any other reason, other than any amounts that are specifically reflected in a reserve for Taxes on the Financial Statements.
          (i) Neither the Acquired Company nor Atiam has entered into any transaction that is either a “listed transaction” or that the Acquired Company or Shareholders believe or believes, as the case may be, in good faith is a “reportable transaction” (both as defined in Treas. Reg. § 1.6011-4, as modified by applicable published IRS guidance).
          (j) Neither the Acquired Company nor Atiam have had, nor do the Acquired Company or Atiam expect to have, any net operating loss carryforwards or tax credit carryforwards.
     3.9 Compliance with Law.
          (a) Each of the Acquired Company and Atiam has complied in all material respects with each, and is not in violation in any material respect of, any applicable Law to which the Acquired Company or Atiam or its respective business, operations, assets or properties is or has been subject.
          (b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Acquired Company or Atiam to comply with, any Law, except for any such violations, conflicts or failures to comply that would not in the aggregate be material to the Acquired Company and Atiam taken as a whole. Neither the Acquired Company nor Atiam has received notice regarding any violation of, conflict with or failure to comply with any Law.
     3.10 Authorizations.
          (a) Each of the Acquired Company and Atiam owns, holds or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct its business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by the Acquired Company or Atiam in the conduct of its business, free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. All Authorizations are listed on Schedule 3.10(a).
          (b) No Person other than the Acquired Company or Atiam owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization that the Acquired Company or Atiam owns or uses in the operation of its business as currently conducted or as proposed to be conducted.
     3.11 Title to Personal Properties.
          (a) The only Assets of the Acquired Company are the Atiam Partnership Interests it holds and the Equity Interests it holds in Atiam GP, and the Acquired Company has no Liabilities (other than Liabilities for Taxes not yet due).
          (b) Schedule 3.11(b) sets forth a complete and accurate list of all the personal Assets owned, leased or used by Atiam as of the date of this Agreement specifying whether and by whom each such Asset is owned or leased and, in the case of leased Assets, indicating the parties to, execution dates of and annual payments under, the lease.

          (c) With respect to personal Assets that are owned including all properties and Assets reflected as owned on the Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), Atiam has good and valid title to all of such properties and assets, free and clear of all Liens except for Permitted Liens.
          (d) With respect to personal Assets that are leased (“Leased Personal Property”), Atiam has valid leasehold interests in such Leased Personal Property and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither Atiam nor any other party thereto is in breach of any of the terms of any such lease.
          (e) Other than Atiam, holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of Leased Personal Property (solely to the extent of their interest in such Leased Personal Property) no Person has any interest in any personal Assets used by Atiam. Without limiting the foregoing, no Shareholder has any interest in any personal Assets used in the business of Atiam.
     3.12 Real Property. Neither the Acquired Company nor Atiam owns any real property or interests in real property. Every lease and sublease relating to any leased real property to which the Acquired Company or Atiam is a party or by which it is bound (each, a “Lease”) is in full force and effect and constitutes a valid and binding obligation of the parties thereto.
     3.13 Intellectual Property.
          (a) As used in this Agreement, “Intellectual Property” means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof ( “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.
          (b) Neither the Acquired Company nor Atiam GP has any ownership or license rights or interests in any Intellectual Property. Schedule 3.13(b) lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by Atiam (whether exclusively, jointly with another Person or otherwise) (“Atiam Owned Intellectual Property”); provided that Schedule 3.13(b) is not required to list items of Atiam Owned Intellectual Property that are both (i) immaterial to the Acquired Company and Atiam taken as a whole and (ii) not registered or the subject of an application for registration. Except as described in Schedule 3.13(b), Atiam owns the entire right, title and interest to all Atiam Owned Intellectual Property free and clear of all Liens.

          (c) Schedule 3.13(c) lists all licenses, sublicenses and other Contracts (“In-Bound Licenses”) pursuant to which a third party authorizes Atiam to use, practice any rights under or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into Atiam’s products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.
          (d) Schedule 3.13(d) lists all licenses, sublicenses and other Contracts (“Out-Bound Licenses”) pursuant to which Atiam authorizes a third party to use, practice any rights under or grant sublicenses with respect to, any Atiam Owned Intellectual Property or pursuant to which Atiam grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.
          (e) Atiam (i) exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of Atiam as it is currently conducted or proposed to be conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production) or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in Schedule 3.13(c). The Atiam Owned Intellectual Property, together with Atiam’s rights under the In-Bound Licenses listed in the Schedule 3.13(c) (collectively, the “Atiam Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of Atiam’s business as it is currently conducted and as proposed to be conducted.
          (f) All registration, maintenance and renewal fees related to Copyrights and any other certifications, filings or registrations that are owned by Atiam (“Atiam Registered Items”) that are currently due have been paid and all documents and certificates related to such Atiam Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Atiam Registered Items. All Atiam Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Atiam. Neither the Acquired Company nor Atiam is the holder of any Patents or Marks.
          (g) Neither the Acquired Company nor the Shareholders are aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Atiam Intellectual Property. Schedule 3.13(g) lists the status of any Actions before any Governmental Entity anywhere in the world related to any of the Atiam Intellectual Property, including the due date for any outstanding response by Atiam in such Actions. None of the Shareholders, the Acquired Company nor Atiam has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Atiam Intellectual Property. Schedule 3.13(g) lists all previously held Atiam Registered Items that the Shareholders, the Acquired Company or Atiam has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.
          (h) None of the products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed by Atiam, or that currently are under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. Atiam, by conducting its business as currently conducted or as proposed to be conducted, has not infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. None of Shareholders, the Acquired Company or Atiam has received any communication alleging that Atiam or any of its products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to Shareholders’ Knowledge, is there any basis therefor. No Action has been instituted, or, to Shareholders’ Knowledge, threatened, relating to any Intellectual Property formerly or currently used by Atiam and none of the Atiam Intellectual Property is subject to any outstanding Order. To Shareholders’ Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of Atiam or has otherwise misappropriated or is otherwise misappropriating any Atiam Intellectual Property.
          (i) With respect to Atiam’s Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Atiam has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by it. Without limiting the generality of the foregoing, the Proprietary Information of the Atiam is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than Atiam. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by the Atiam has been pursuant to the terms of binding written confidentiality agreement between Atiam and such third party (the “Nondisclosure Agreements”). True and complete copies of the Nondisclosure Agreements, and any amendments thereto, have been provided to Buyers. Atiam is, and to Shareholders’ Knowledge, all other parties to the Nondisclosure Agreements are, in compliance with the provisions thereof. Atiam is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized Atiam to use, Proprietary Information owned by such third party.
          (j) All current and former employees, consultants and contractors of the Acquired Company or Atiam that have executed and delivered enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for Atiam (“Work Product Agreements”) are listed on Schedule 3.13(j), and such individuals listed on Schedule 3.13(j) are in compliance with such Work Product Agreements. Other than the individuals listed on Schedule 3.13(j), no current or former employees, consultants and contractors of the Acquired Company or Atiam conceived or developed any Intellectual Property in connection with their services for Atiam. True and complete copies of the Work Product Agreements have been provided to Buyers. No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Atiam Intellectual Property.
          (k) No employee, consultant or contractor of Atiam has been, is or will be, by performing services for Atiam, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by Atiam or any services rendered by such employee, consultant or independent contractor.
          (l) All Intellectual Property that has been distributed, sold or licensed to a third party by Atiam that is covered by a warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of Atiam for the time period during which such representations and warranties apply. True and complete copies have been provided to Buyers of all Contracts pursuant to which Atiam has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by Atiam.
          (m) The execution and delivery of this Agreement by any Shareholder does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of any Atiam Intellectual Property, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of Atiam’s rights to own any of its Intellectual Property or rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.
     3.14 Absence of Certain Changes or Events. From the Balance Sheet Date to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and from the Balance Sheet Date to the Closing Date (with respect to the representation and warranty made as of the Closing Date), except as set forth on Schedule 3.14:
          (a) there has not been any material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Acquired Company and Atiam taken as a whole;
          (b) neither the Acquired Company nor Atiam has amended or changed its Charter Documents;
          (c) neither the Acquired Company nor Atiam has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security;
          (d) neither the Acquired Company nor Atiam has split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;
          (e) neither the Acquired Company nor Atiam has altered any term of any outstanding Equity Security or other security;
          (f) neither the Acquired Company nor Atiam has (i) increased or modified the compensation or benefits payable or to become payable by the Acquired Company or Atiam to any of its current or former directors, employees, contractors or consultants, except in the ordinary course, consistent with past practice, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Acquired Company or Atiam, or (iii) entered into any employment, severance, retention, change in control, termination or consulting agreement, arrangement or otherwise made any commitment to pay severance to any Person;
          (g) other than the sale of inventory in the ordinary course of business, neither the Acquired Company nor Atiam has sold, leased, transferred or assigned any Assets of the Acquired Company or Atiam;
          (h) neither the Acquired Company nor Atiam has incurred, assumed or guaranteed any Indebtedness;
          (i) neither the Acquired Company nor Atiam has created or assumed any Lien on any Asset, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Liens for Taxes not yet due and payable with respect to which the Acquired Company and Atiam maintain adequate reserves;
          (j) neither the Acquired Company nor Atiam has made any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances in the ordinary course of business consistent with past practice;

          (k) except as set forth on Schedule 3.14(k), neither the Acquired Company nor Atiam has entered into any Material Contract, no Material Contract has been modified, no rights under any Material Contract have been waived or accelerated and no Contract that would be required to be listed as a Material Contract pursuant to Section 3.15 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;
          (l) neither the Acquired Company nor Atiam has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Atiam Intellectual Property;
          (m) there has not been any labor dispute, other than individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Acquired Company or Atiam;
          (n) there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Acquired Company or Atiam are subject;
          (o) none of Shareholders, the Acquired Company or the Subsidiaries of the Acquired Company has agreed, or entered into any arrangement, to take any action that, if taken prior to the date hereof, would have made any representation or warranty set forth in this Article III untrue or incorrect;
          (p) there has not been any material damage, destruction or loss with respect to the property and assets of the Acquired Company or Atiam, whether or not covered by insurance;
          (q) there has not been any change in the accounting practices of the Acquired Company or Atiam;
          (r) none of Shareholders, the Acquired Company or Atiam has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes; or
          (s) none of Shareholders, the Acquired Company or Atiam has agreed, whether in writing or otherwise, to do any of the foregoing.
     3.15 Contracts.
          (a) Schedule 3.15(a) contains a complete and accurate list of each Contract or series of related Contracts to which the Acquired Company or Atiam is a party or is subject, or by which any of their respective Assets are bound:
               (i) for the purchase of materials, supplies, goods, services, equipment or other assets in excess of $5,000 in any 12 month period or that cannot be terminated by the Acquired Company without penalty on 60 calendar days’ or less notice;
               (ii) for the sale by the Acquired Company or Atiam of materials, supplies, goods, services, equipment or other assets in excess of $5,000 in any 12 month period;
               (iii) that is an employment, consulting, termination, retention, change in control or severance Contract, other than any such Contract that is terminable at-will by the Acquired Company or Atiam without liability to the Acquired Company or Atiam;
               (iv) that is a partnership, joint venture or similar Contract;

               (v) that is a distribution, dealer, representative or sales agency Contract;
               (vi) that is a (A) Lease or (B) Contract for the lease of personal property;
               (vii) that provides for the indemnification by the Acquired Company or Atiam of any Person, the undertaking by the Acquired Company or Atiam to be responsible for consequential damages, or the assumption by the Acquired Company or Atiam of any Tax, environmental or other Liability;
               (viii) with any Governmental Entity;
               (ix) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;
               (x) that restricts or purports to restrict the right of the Acquired Company or Atiam to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;
               (xi) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);
               (xii) that is a collective bargaining Contract or other Contract with any labor organization, union or association;
               (xiii) that is otherwise material to the Acquired Company and Atiam as a whole and not previously disclosed pursuant to this Section 3.15.
          (b) Each Contract required to be listed in Schedule 3.15(a) (collectively, the "Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms.
          (c) Neither the Acquired Company nor Atiam is, and to Shareholders’ Knowledge, no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Acquired Company nor Atiam has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred that with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.
          (d) The Acquired Company has delivered accurate and complete copies of each Material Contract to Buyers.
     3.16 Litigation.
          (a) There is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to Shareholders’ Knowledge, threatened against or affecting the Acquired Company or Atiam, or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to Shareholders’ Knowledge, former director or employee of the Acquired Company or Atiam with respect to which the Acquired Company or Atiam has or is reasonably likely to have an indemnification obligation.
          (b) There is no unsatisfied judgment, penalty or award against or affecting the Acquired Company or Atiam or any of their respective properties or assets. There is no Order to which the Acquired Company or Atiam or any of their respective properties or assets are subject.
     3.17 Employee Benefits.
          (a) Schedule 3.17(a) sets forth an accurate and complete list of all Benefit Plans and neither Acquired Company nor Atiam has any Liability with respect to any other benefit plan or arrangement. With respect to each Benefit Plan, the Acquired Company has delivered or made available to Buyers true, complete and correct copies of the following, if any: (i) the most recent summary plan description for each Benefit Plan for which a summary plan description is required; (ii) such Benefit Plan, and each trust agreement relating to such Benefit Plan; (iii) the three most recent annual reports (Form 5500) for each Benefit Plan for which such report is required to be filed; (iv) the actuarial reports for the last three years for each Benefit Plan for which such a report is required under ERISA; and (v) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service (“IRS”) with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code. Except as specifically provided in the foregoing documents delivered to Buyers, there are no amendments to any Benefit Plan that have been adopted or approved by Atiam that are not reflected in the applicable Benefit Plan and Atiam has not undertaken to or committed to make any such amendments or to establish, adopt or approve any new Benefit Plan. For purposes of this Section 3.17, the term Atiam includes any ERISA Affiliate.
          (b) With respect to the Benefit Plans, there exists no event, condition, or set of circumstances nor has there been any event, condition or set of circumstances that has or will subject the Acquired Company or Atiam to any Liability under the terms of such Benefit Plans, ERISA, the Code or any other Law that is reasonably likely to be material or adverse. Without limiting the foregoing, Atiam complies with and has complied with the ADP/ACP nondiscrimination tests as set forth in Section 401(k) of the Code and the corresponding regulations thereunder.
          (c) With respect to the Benefit Plans, Atiam has complied, and is now in compliance with the applicable provisions of any Law and each Benefit Plan has been administered in accordance with its terms, including the making of all required contributions and the reflection by Atiam of all required accruals on its financial statements.
          (d) The IRS has issued a favorable determination letter (or opinion letter) with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code and the related trust that has not been revoked, and no event has occurred and no circumstance exists or has existed that could adversely affect the qualified status of any such Benefit Plan or the related trust.
          (e) With respect to any Benefit Plan covered by Title I of ERISA, no non-exempt transaction prohibited by Section 406 of ERISA or Section 4975 of the Code or breach of any fiduciary duty described in section 404 of ERISA has occurred that will cause Atiam or any partner, shareholder, officer, director or employee of Atiam or Atiam GP to incur a Liability under ERISA or the Code. Neither the Acquired Company nor Atiam sponsors or contributes to any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Acquired Company nor Atiam has

(i) maintained, sponsored or been required to contribute to a plan subject to Title IV of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA. Atiam does not have any plan administration responsibilities, Liabilities or fiduciary responsibilities or duties with respect to any benefit plan which is maintained by an employer that is not an ERISA Affiliate.
          (f) Atiam has no Liability including under or on account of a Benefit Plan, arising out of the hiring of persons to provide services to Atiam and treating such persons as consultants or independent contractors and not as employees of Atiam. Atiam has fully and accurately reported the compensation of such Persons on IRS Form 1099 when required to do so and has no obligation to provide benefits with respect to such Persons under the Benefit Plans or otherwise.
          (g) Neither the Acquired Company nor Atiam provides any health, life or other welfare coverage to current or former employees, officers, directors, independent contractors, consultants or agents of Atiam beyond termination of their employment or service with Atiam by reason of retirement or otherwise, other than coverage as may be required under section 4980B of the Code and Part 6 of ERISA.
          (h) There are no pending or, to the Shareholders’ Knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Acquired Company, Atiam, or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan, other than routine claims for benefits. No Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Entity, and no matters are pending with respect to any Benefit Plan under any IRS program.
          (i) Neither the execution and delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event (which event would not alone have an effect described in the following clauses (i) through (iii), (i) cause or result in any payment, the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, consultant, officer, director or other service provider of the Acquired Company or Atiam, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of Atiam to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by Atiam in connection with the transactions provided for herein (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Atiam has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.
          (j) Neither the Acquired Company, Atiam, nor any Person acting on behalf of the Acquired Company or Atiam, has made or entered into any Contract with, any current or former directors, officers, employees, consultants or independent contractors of the Acquired Company or Atiam to the effect that, following the date hereof, (i) any benefits or compensation provided to such Persons under existing Benefit Plans or under any other plan or arrangement will be enhanced or accelerated, (ii) any new plans or arrangements providing benefits or compensation will be adopted, (iii) any Benefit Plan will be continued for any period of time or cannot be amended or terminated at any time or for any reason, (iv) any Benefit Plan will be made available to such employees, or (v) any trusts or other funding mechanisms will be required to be funded.
          (k) No Benefit Plan triggers the imposition of penalty taxes under Section 409A of the Code. Each Benefit Plan that is subject to the requirements of Section 409A of the Code has been maintained and operated in good faith compliance with such requirements based on applicable IRS guidance and regulations. Atiam has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of section 409A of the Code, and does not have any Liability for nonreporting or underreporting of income subject to section 409A of the Code.
          (l) All Benefit Plans may be amended or terminated without penalty or increased Liability (other than for benefits accrued to date of amendment or termination under such Plan) by Parent or Merger Sub at any time on or after the Closing Date.
          (m) No payments or benefits under any Benefit Plan or other agreement would be an “excess parachute payment” under section 280G of the Code as a result of the transactions contemplated by this Agreement.
          (n) Atiam does not maintain, has no obligation to contribute to and has no Liability with respect to, any benefit plan or arrangement outside the United States and has never had any obligation or Liability with respect to any such benefit plan or arrangement.
     3.18 Insurance.
          (a) Schedule 3.18(a) sets forth (i) an accurate and complete list of each insurance policy and fidelity bond that covers the Acquired Company or Atiam or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Acquired Company and Atiam during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.
          (b) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. Neither the Acquired Company nor Atiam has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the businesses of the Acquired Company or Atiam as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy. The Shareholders have no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.
     3.19 Corporate Records. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books (collectively, the “Corporate Record Books”) of the Acquired Company and Atiam are correct and complete.
     3.20 Customers. Schedule 3.20 sets forth each customer that has contributed in excess of 2.5% percent of Atiam’s revenues for the fiscal year ended December 31, 2006 and each customer that is expected to contribute in excess of 2.5% of Atiam’s revenues for the fiscal year ended December 31, 2007. The relationship of Atiam with each such customer is reasonably believed to be good commercial working relationships. No such customer has canceled or otherwise terminated or, to the Shareholders’ Knowledge, threatened to cancel or otherwise terminate, its relationship with Atiam. None of Shareholders, the Acquired Company or Atiam has received notice that any such customer is reasonably likely to cancel or otherwise materially and adversely modify its relationship with Atiam, either as a result of the Merger or otherwise.

     3.21 Related Party Transactions. Except as set forth on Schedule 3.21, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between or among the Acquired Company or Atiam and any current or former stockholder, director, manager, officer or controlling Person of the Acquired Company or Atiam (or any of their predecessors) or any other Affiliate of the Acquired Company or Atiam (or any of its predecessors) (each, a “Related Party Agreement”).
     3.22 Brokers or Finders. Except as set forth on Schedule 3.22, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Shareholders or the Acquired Company or Atiam.
     3.23 Bank Accounts. The Acquired Company has provided to Parent an accurate and complete list of all bank accounts, credit card accounts, other accounts, certificates of deposit, marketable securities, other investments, safe deposit boxes, lock boxes and safes of the Acquired Company and Atiam, and the names of all officers, employees or other individuals who have access thereto or are authorized to make withdrawals therefrom or dispositions thereof.
     3.24 Tax Free Reorganization. Nether Acquired Company nor any Shareholder nor, to the Acquired Company’s or the Shareholders’ Knowledge, Atiam, have taken or agreed to take any action or is aware of any fact or circumstance beyond the scope of this Agreement that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.
     3.25 Investment Representations. Each Shareholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Each Shareholder is acquiring the shares of Parent Common Stock for his or her own account, for investment purposes only and has no current arrangements or understandings for the resale or distribution to others and will only resell such shares of Parent Common Stock or any part thereof pursuant to a registration or an available exemption under applicable Law. Each Shareholder acknowledges that the offer and sale of the shares of Parent Common Stock have not been registered under the Securities Act or the securities Laws of any state or other jurisdiction, and that the shares of Parent Common Stock are being offered and sold pursuant to an exemption from registration contained in the Securities Act, and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or an exemption from such registration is available. Each Shareholder understands and agrees that the shares of Parent Common Stock will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable Law or by the Parent’s Charter Documents, as the same may be amended from time to time, or by any agreement between the Parent and the Shareholders:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR (B) IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.
     3.26 Completeness of Disclosure. No representation or warranty by Shareholders or the Acquired Company in this Agreement, and no statement made by the Acquired Company or the Shareholders in the Schedules attached hereto, including the Disclosure Schedule, or any certificate or other document furnished or to be furnished to Buyers pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the Schedules attached hereto, including the Disclosure Schedule, there are no facts or circumstances of which the Acquired Company or the Shareholders are aware that could be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of the Acquired Company and Atiam taken as a whole.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Acquired Company and the Shareholders as of the date hereof as follows:
     4.1 Organization and Good Standing. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, has all requisite limited liability company power to own, lease and operate its properties and to carry on its business as now being conducted. Parent is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.
     4.2 Authority and Enforceability. Buyers have the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by all necessary limited liability company action on the part of Merger Sub and by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Buyers and, assuming due authorization, execution and delivery by SCA and the Shareholders, constitutes the valid and binding obligation of Buyers, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
     4.3 No Conflicts; Authorizations.
          (a) The execution and delivery of this Agreement by Buyers does not, and the consummation of the Merger by Buyers will not, (i) violate the provisions of any of the Charter Documents of Buyers, (ii) violate any Contract to which either of Parent or Merger Sub is a party, (iii) to the knowledge of Buyers, violate any Law of any Governmental Entity applicable to Buyers on the date hereof, or (iv) to the knowledge of Buyers, result in the creation of any Liens upon any of the assets owned or used by Buyers, except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of Buyers to perform their obligations under this Agreement or consummate the Merger.
          (b) No Authorization or Order of, registration, declaration or filing with, or notices to any Governmental Entity is required by Buyers in connection with the execution and delivery of this Agreement and the consummation of the Merger.

     4.4 SEC Filings.
          (a) Parent has timely filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2005 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and with any other applicable securities Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent is subject to the periodic reporting requirements of the Exchange Act or required to filed any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Authority.
     4.5 Interim Operations of Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     4.6 Tax Free Reorganization. Buyers have not taken nor agreed to take any action or is aware of any fact or circumstance beyond the scope of this Agreement that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.
     4.7 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyers or any Affiliate of Buyers.
ARTICLE V
COVENANTS OF ACQUIRED COMPANY AND SHAREHOLDERS
     5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except with the prior written consent of Buyers, the Shareholders shall cause the Acquired Company, and the Acquired Company shall cause Atiam, to:
          (a) maintain its corporate or limited partnership existence, as applicable, pay its debts and taxes when due, pay or perform other obligations when due;
          (b) use reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, to the end that its goodwill and ongoing business be substantially unimpaired on the Closing Date; provided that neither the Acquired Company nor Atiam is authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Buyers;
          (c) maintain its facilities and Assets in the same state of repair, order and conditions as they are on the date hereof, reasonable wear and tear excepted;

          (d) maintain its books and records in accordance with past practice, and to use its reasonable efforts to maintain in full force and effect all Authorizations and Acquired Company policies; and
          (e) promptly notify Buyers upon the occurrence of any material event not in the ordinary course of business.
     5.2 No Distributions to Shareholders or Partners. From the date of this Agreement through the Closing Date, neither Shareholders nor the Acquired Company shall permit the Acquired Company or Atiam to declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or otherwise, or to make any other distribution to the Acquired Company’s shareholders or Atiam’s partners, except for salary payments paid in the ordinary course of business consistent with past practices.
     5.3 Access to Information. Subject to the terms of the Letter Agreement by and between Parent, Atiam and the Acquired Company, dated July 25, 2007 (the “Letter Agreement”), Shareholders shall, and shall cause the Acquired Company and Atiam to, afford to Buyers’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, all of the Leased Real Property, properties, assets, records, Contracts and other documents related to the Acquired Company and Atiam, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Shareholders for the purpose of making such investigation of the Acquired Company and Atiam as Buyers shall desire to make. Shareholders shall furnish to Buyers all such documents and copies of documents and records and information with respect to the Acquired Company and Atiam and copies of any working papers relating thereto as Buyers may request.
     5.4 Resignations. On the Closing Date, Shareholders shall cause to be delivered to Buyers duly signed resignations, effective as of the Closing, of all members of the boards of directors and/or managers of their positions as directors or managers and of officers of their positions as officers of the Acquired Company and Atiam.
     5.5 Confidentiality. From and after the Closing, each Shareholder shall hold, and shall use his or her reasonable best efforts to cause his or her Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Company and Atiam, except to the extent that a Shareholder can show that such information (a) is in the public domain through no fault of the Shareholder or (b) is lawfully acquired by the Shareholder after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Shareholder or any of his or her Representatives is or are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Shareholder shall promptly notify Buyers in writing and shall disclose only that portion of such information that the Shareholders is advised by his or her counsel in writing is legally required to be disclosed, provided that such Shareholder shall exercise his or her reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
     5.6 Consents. The Acquired Company and the Shareholders shall, and shall cause Atiam to, use their reasonable best efforts to obtain all Consents.
     5.7 Notification of Certain Matters. Each Shareholder shall give prompt notice to Buyers of (i) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it has had or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of the Acquired Company and Atiam, or that would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein, (ii) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it has had or is reasonably likely to result in the failure of any condition precedent to Buyers’ obligations hereunder, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (iv) any notice or other communication from any Governmental Entity in connection with the Merger, or (v) any Actions commenced relating to any Shareholder, the Acquired Company or Atiam that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16; provided however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect any remedies available to Buyers or prevent or cure any misrepresentations, breach of warranty or breach of covenant. Without limiting the foregoing, prior to the Closing the Acquired Company and Shareholders shall promptly disclose to Buyer in writing any information set forth in the Disclosure Schedule which has become inaccurate and any information of the nature of that set forth in the Disclosure Schedule which arises after the date hereof and which would have been required to be included in the Disclosure Schedule if such information had existed on the date hereof.
     5.8 Restrictive Covenants.
          (a) Each Shareholder covenants that, commencing on the Closing Date and ending on the date that is three years following the Closing Date (the “Noncompetition Period”), he or she shall not engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit Shareholder’s name to be used in connection with, any business anywhere in the United States that is engaged, either directly or indirectly, in the business of developing, marketing or selling any products or providing services that are competitive with products actively marketed, sold or under development by, or services provided by, the Acquired Company or Atiam (the “Restricted Business”); provided, that, this Section 5.8 shall not apply in the event any Shareholder (except for Robert Oakes) is terminated without “cause,” as such term is defined in each Shareholder’s Employment Agreement. It is recognized that the Restricted Business is expected to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 5.8(b) and (c)) are therefore not appropriate.
          (b) Each Shareholder covenants that, during the Noncompetition Period, such Shareholder shall not directly or indirectly, solicit or entice, or attempt to solicit or entice, any current or potential clients or customers of the Surviving Entity or Atiam for purposes of diverting their business or services from the Surviving Entity or Atiam to another Person.
          (c) Each Shareholder covenants that, during the Noncompetition Period, such Shareholder shall not solicit the employment or engagement of services on behalf of any other Person who is or was employed as an employee, contractor or consultant by the Surviving Entity or Atiam during such period on a full- or part-time basis.
          (d) Each Shareholder acknowledges that the restrictions contained in this Section 5.8 are reasonable and necessary to protect the legitimate interests of Buyers and constitute a material inducement to Buyers to enter into this Agreement and consummate the Merger. Each Shareholder acknowledges that any violation of this Section 5.8 will result in irreparable injury to Buyers and agrees that Buyers shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.8, which rights shall be cumulative and in addition to any other rights or remedies to which Buyers may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for a Shareholder for an additional period equal to any period during which such Shareholder is in breach of the Shareholder’s obligations under this Section 5.8.
          (e) If any covenant contained in this Section 5.8 is adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.8 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
     5.9 Sale of Shares Pursuant to Regulation D. The Shareholders acknowledge that the offer and sale of shares of Parent Common Stock to the Shareholders pursuant to the Merger is intended to be exempt from registration under Regulation D promulgated under the Securities Act (“Regulation D”) and such shares may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and applicable state securities Laws or pursuant to an exemption therefrom and in reliance on an opinion of Shareholder’s counsel relating to the validity of such exemption. The certificates representing shares of Parent Common Stock shall bear a legend to the effect described above and shall include such additional legends as necessary to comply with applicable federal and state securities Laws and other applicable restrictions. The Acquired Company and Shareholders acknowledge that Parent is relying on certain written representations by each Shareholder to determine whether the offer and sale of shares of Parent Common Stock to the Shareholders pursuant to the Merger meets the conditions of Regulation D.
     5.10 Audit Fees and Expenses. Atiam shall bear all costs and expenses of the Audited Financial Statements.
ARTICLE VI
COVENANTS OF THE PARTIES
     6.1 Public Announcements. Neither Parent, Merger Sub nor Shareholders shall, and Shareholders shall cause the Acquired Company and Atiam not to, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement; provided that Parent may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case Parent shall allow the Shareholders’ Representative reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that Parent also may make internal announcements to its employees that are consistent with the Parties’ prior public disclosures regarding the Merger.
     6.2 Tax Matters.
          (a) Preparation of Tax Returns. Shareholders shall properly prepare and file or furnish to the appropriate party (or cause to be prepared and filed or so furnished) in a timely manner all Tax Returns of the Company for all taxable years or periods ending on or before the Closing Date (“Pre-Closing Periods”). In no event shall the Acquired Company, its Subsidiaries or Buyers file amended Tax Returns for Pre-Closing Periods, without the prior written approval of Shareholders. None of the Shareholders will file any amended Tax Return on the Acquired Company’s or Atiam’s behalf for any Pre-Closing Periods without the prior written approval of Parent. Shareholders, Buyers and the Acquired Company and Atiam shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, accountants and other representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable years or periods relating to Taxes.
          (b) Payment of Transfer Taxes and Fees. Shareholders shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend and hold harmless Buyers and Buyers’ Affiliates including, following the Closing, the Acquired Company and Atiam with respect to such Transfer Taxes. Shareholders shall file all necessary documentation and Tax Returns with respect to such Transfer Taxes.
          (c) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of SCA for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and any other Taxes of SCA for a Straddle Period that relate to a Pre-Closing Period shall be deemed to be the amount of such Tax as is determined by multiplying the tax by a fraction the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the Straddle Period.
          (d) Any refunds or credits of Taxes that were paid in respect of a Pre-Closing Tax Period shall be for the account of SCA, and any refund or credits of Taxes that were paid in respect of a Post-Closing Tax Period shall be for the account of the Surviving Entity. The Surviving Entity shall pay the amount of any such refunds or credits to the Shareholders within five (5) Business Days after receipt thereof.
          (e) If the Shareholders become aware of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to any Tax for which the Surviving Entity could be liable, the Shareholders shall promptly so notify the Surviving Entity; provided, however, that the failure to so notify the Shareholders shall not relieve the Surviving Entity of its obligations under Section 8.3. If the Surviving Entity or Parent becomes aware of any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes for which Shareholders could be liable under Section 8.2, the Surviving Entity or Parent shall promptly so notify the Shareholders; provided, however, that the failure to so notify the Shareholders shall not relieve the Shareholders of their obligations under Section 8.2.
          (f) Subject to the penultimate sentence of this Section 6.2(f), the Shareholders shall have the right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding that relates only to Taxes for which the Shareholders are liable to the Surviving Entity under Section 8.2 and the Shareholders shall pay any expenses incurred in connection therewith; provided, however, that the Shareholders may not settle or compromise any issue without the prior written consent of the Surviving Entity, which such consent shall not be unreasonably withheld or delayed. The Surviving Entity shall cooperate with the Shareholders as Shareholders may reasonably request, in any such inquiry, examination or proceeding. If the Shareholders do not notify the Surviving Entity within thirty (30) days after receipt of notice of any such inquiry, examination or proceeding, that the Shareholders elect to exercise control over the contest and/or settlement thereof (and acknowledge their obligation to indemnify the Surviving Entity with respect thereto pursuant to Section 8.2), the Surviving Entity shall exercise such control, and Shareholders shall pay any reasonable expenses in connection therewith. No settlement of any inquiry, examination or proceeding over which the Surviving Entity shall exercise control and with respect to which Shareholders have acknowledged their obligation to indemnify the Surviving Entity pursuant to Section 8.2 shall be made without the prior written consent of Shareholders, which consent shall not be unreasonably withheld or delayed.
          (g) Except as provided in Section 6.2(f), the Surviving Entity shall have the right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding with respect to Taxes for which the Shareholders are required under Section 8.2 to indemnify Surviving Entity; provided; however, that the (i) Surviving Entity shall keep the Shareholders informed of all material developments with respect to such inquiry, examination or proceeding if it relates to any Tax for which the Shareholders could be liable under Section 8.2 and (ii) Surviving Entity shall not settle or compromise any such inquiry, examination or proceeding that relates to any Tax with respect to which the Shareholders have acknowledged their obligation to indemnify the Surviving Entity pursuant to Section 8.2, except after good faith consultation with Shareholders concerning such settlement or compromise. Any reasonable expenses incurred in connection therewith shall be paid by the Shareholders. The Shareholders shall cooperate with the Surviving Entity, as the Surviving Entity may reasonably request, in any such inquiry, examination or proceeding.
          (h) The Surviving Entity and Shareholders shall provide each other with any information reasonably necessary to prepare and file complete and accurate Tax Returns.
          (i) In the event of any conflict between the indemnification procedures under this Section 6.2 and the indemnification procedures under Article VIII, with respect to any indemnification pursuant to this Section 6.2, the indemnification procedures under this Section 6.2 shall govern.
          (j) Prior to the Closing, each of the Shareholders, Acquired Company, Atiam and Parent shall use its best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (a “368 Reorganization”), and shall not take any action independent of the transactions contemplated by this Agreement that are reasonably likely to cause the Merger not so to qualify. Parent shall not take, or cause or permit the Surviving Entity to take, any action after the Closing that would reasonably be expected to cause the Merger not to qualify as a 368 Reorganization. None of the Shareholders, Acquired Company, Surviving Entity or Parent will take any position on any federal income Tax Return that is inconsistent with the treatment of the Merger as a 368 Reorganization for U.S. federal, state or local income tax purposes as of the Effective Date. In the event Parent determines that the Merger does not qualify as a 368 Reorganization for U.S. federal, state or local income tax purposes, the Shareholders, Parent, Merger Sub and the Acquired Company agree to effect the transactions contemplated by this Agreement as a purchase of 100% of the stock of the Acquired Company, or such other manner that would not result in the Acquired Company’s realization of taxable income, as agreed upon by the Parties.
     6.3 Fees and Expenses. Except as set forth in Section 7.1(i), all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated hereby are consummated.
     6.4 Registration Rights Agreement. On the Closing Date, Parent and each of the Shareholders shall enter into a Registration Rights Agreement, in substantially the form attached hereto as Exhibit C, relating to the Shareholders’ registration rights for the shares of Parent Common Stock.
     6.5 Employment Agreements. On the Closing Date, Atiam and each of Robert J. Oakes, Jeffrey Brocco, Tim Savery and Lisa Roetz shall enter in Employment Agreements, in substantially the form attached hereto as Exhibit D.

     6.6 Post-Closing Audit. SCA shall engage Beucler, Kelly & Irwin, Ltd., or such other independent auditor acceptable to Buyers (the “Auditor”), to prepare audited financial statements for the Acquired Company for the fiscal years ended December 31, 2005 and 2006, meeting the requirements of the SEC’s Regulation S-X (the “Audited Financial Statements”) in sufficient time for Parent to make any required filing of the Audited Financial Statements with the SEC. Without limiting the foregoing, Shareholders shall use their best efforts to cooperate with Parent and the Auditor in connection with the preparation of the Audited Financial Statements and the Auditor shall be asked to perform the audit of the Audited Financial Statements and deliver its report thereon addressed to Parent within 45 calendar days after the Closing. The Acquired Company shall be responsible for all fees, costs and expenses of the Auditor in connection with the preparation of the Audited Financial Statements. Shareholders shall use their best efforts to provide all documentation, answer all questions of the Auditors and respond to all other requests for information by the Auditor as promptly as possible to assist the Auditor in the timely preparation of the Audited Financial Statements.
     6.7 Corporate Record Books. At the Closing, Shareholders will deliver, or cause to be delivered, to Parent or its designee all of the Corporate Record Books of the Acquired Company and Atiam.
     6.8 Further Assurances. Subject to the terms of this Agreement, at and after the Closing, the Parties shall execute and deliver such documents and other instruments and take such further actions as may be reasonably necessary to carry out the provisions hereof and consummate the Merger.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions to Obligation of Buyers. The obligation of Buyers to consummate the Merger is subject to the satisfaction (or waiver by Parent or Merger Sub in each of their sole discretion) of the following conditions:
          (a) All of the representations and warranties of the Acquired Company and the Shareholders contained in this Agreement that are not qualified by reference to materiality shall have been true, correct and complete in all material respects when made on the date of this Agreement and shall be true, correct and complete in all material respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all material respects as of such dates) as though such representations and warranties had been made on and as of such date, and all of the representations and warranties of the Acquired Company and the Shareholders contained in this Agreement that are qualified by reference to materiality shall have been true, correct and complete in all respects when made on the date of this Agreement and shall be true, correct and complete in all respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all respects as of such dates) as though such representations and warranties had been made on and as of such date, and Buyers shall have received a certificate dated the Closing Date signed by the President of SCA and the Shareholders to such effect.
          (b) The Acquired Company and Shareholders shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by the Acquired Company or Shareholders, as the case may be, at or prior to the Closing Date and Buyers shall have received a certificate dated the Closing Date signed by the President of SCA and the Shareholders to such effect.

          (c) There shall have been no material adverse change in the condition (financial or otherwise), operations, prospects or results of operations of the Acquired Company or Atiam.
          (d) No Action shall be pending or threatened before any court or other Governmental Entity (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement, (ii) seeking to impose any material limitation on the right of Buyers to acquire or control the Acquired Company or (iii) seeking to restrain or prohibit Buyers’ ownership or operation (or that of its Affiliates) of all or any material portion of the business or Assets of the Acquired Company or Atiam or compel Buyers or any of their Affiliates to dispose of or hold separate all or any material portion of the business or Assets of the Acquired Company, Atiam or of Buyers. No such Order shall be in effect.
          (e) No Law shall have been enacted or shall be deemed applicable to the Merger that has any of the effects set forth in clauses (i) through (iii) in Section 7.1(d).
          (f) Parent shall have received a written opinion from Ballard Spahr Andrews & Ingersoll, LLP, counsel to the Acquired Company and Atiam, addressed to Parent, dated as of the Closing Date, in the form attached hereto as Exhibit E.
          (g) Shareholders shall have obtained the Consent of each Person the Consent of whom is required under the Material Contracts set forth on Schedule 7.2(g) and shall have provided evidence of each such Consent in form and substance satisfactory to Buyers.
          (h) Buyers shall have received a certificate of the President of the Acquired Company (the “Expense Certificate”), in his capacity as an officer of the Acquired Company and without personal liability, certifying as to the total amount of all Company Expenses incurred on or prior to the Effective Time (which Expense Certificate shall include certifications (i) that there are no additional Company Expenses incurred prior to the Effective Time other than those reflected therein, (ii) that the Acquired Company or Atiam, as applicable, to pay any outstanding Company Expenses or Closing Indebtedness) and Buyers shall also have received satisfactory evidence of such payment.
          (i) Shareholders shall have delivered to Buyers evidence of the release of all Liens with respect to the property and assets of the Acquired Company, except for the Permitted Liens.
          (j) Shareholders shall have delivered to Buyers evidence of termination of the Shareholders’ Agreement, dated as of January 8, 1999, by and among the Shareholders and SCA.
          (k) Shareholders shall have delivered to Buyers the Certificates and duly executed Letters of Transmittal in accordance with Section 2.6(e);
          (l) The Acquired Company shall have delivered to Buyers a certificate of the Secretary of the Acquired Company, dated the Closing Date, certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Acquired Company authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Merger.
          (m) The Acquired Company and each Shareholder shall have delivered to Buyers a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Code.

          (n) This Agreement shall have been duly adopted and this Agreement and the transactions contemplated hereby shall have been duly approved by the Shareholders pursuant to the Written Consent in accordance with the PA BCL and the Acquired Company’s Charter Documents. The Written Consent shall have been duly executed, dated and delivered by the Shareholders to Buyers and shall be in full force and effect as of the Effective Time.
          (o) Merger Sub shall have obtained the remaining Atiam Partnership Interests pursuant to the Bilenia Purchase Agreement.
          (p) There shall be no Dissenting Shares.
          (q) Prior to the Closing Date, Atiam shall: (i) make all required contributions to the Atiam Technologies, LLC 401(k) Profit Sharing Plan and Trust (the “Atiam 401(k) Plan”), (ii) cause all of the account balances of the participants under to become fully vested and non-forfeitable under the Atiam 401(k) Plan, and (iii) terminate the Atiam 401(k) Plan and provide evidence reasonably satisfactory to the Parent of such termination. Atiam, the Surviving Entity and the Parent will take all actions necessary, upon the request of an Atiam employee, to facilitate a direct transfer of an eligible rollover distribution (as defined in section 401(a)(31) of the Code) from the Atiam 401(k) Plan to a 401(k) plan sponsored by the Parent, including a direct rollover of any participant note for any outstanding loans under the Atiam 401(k) Plan, but only if the rollover of such note(s) is administratively practicable, as determined by the plan administrator of the 401(k) plan sponsored by the Parent.
     7.2 Conditions to Obligation of the Acquired Company and the Shareholders. The obligation of the Acquired Company and the Shareholders to consummate the Merger is subject to the satisfaction (or waiver by the Acquired Company or the Shareholders in each of their sole discretion) of the following conditions:
          (a) All of the representations and warranties of Buyers contained in this Agreement that are not qualified by reference to materiality shall have been true, correct and complete in all material respects when made on the date of this Agreement and shall be true, correct and complete in all material respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all material respects as of such dates) as though such representations and warranties had been made on and as of such date, and all of the representations and warranties of Buyers contained in this Agreement that are qualified by reference to materiality shall have been true, correct and complete in all respects when made on the date of this Agreement and shall be true, correct and complete in all respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all respects as of such dates) as though such representations and warranties had been made on and as of such date, and Shareholders shall have received a certificate dated the Closing Date signed on behalf of Buyers by the President of each of Parent and Merger Sub to such effect.
          (b) Buyers shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Buyers at or prior to the Closing Date, and Shareholders shall have received a certificate signed on behalf of Buyers by the President of each of Parent and Merger Sub to such effect.
          (c) No Action shall be pending or threatened before any court or other Governmental Entity (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement, (ii) seeking to impose any material limitation on the right of Buyers to acquire or control the Acquired Company or (iii) seeking to restrain or prohibit Buyers’ ownership or operation (or that of its Affiliates)

of all or any material portion of the business or Assets of the Acquired Company or Atiam or compel Buyers or any of their Affiliates to dispose of or hold separate all or any material portion of the business or Assets of the Acquired Company, Atiam or of Buyers. No such Order shall be in effect.
          (d) No Law shall have been enacted or shall be deemed applicable to the Merger that has any of the effects set forth in clauses (i) through (iii) in Section 7.2(c).
ARTICLE VIII
INDEMNIFICATION
     8.1 Survival.
          (a) Except as set forth in Section 8.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing for a period of two years.
          (b) The representations and warranties of Shareholders contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.4 (Authority and Enforceability), 3.22 (Brokers or Finders), and the representation and warranties of Buyers contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.5 (Brokers or Finders) shall survive the Closing indefinitely (such representations and warranties are referred to herein as “Fundamental Representations and Warranties”). The representations and warranties of Shareholders contained in Sections 3.7 (No Undisclosed Liabilities), 3.8 (Taxes), 3.11(a) (Title to Personal Assets), 3.13 (Intellectual Property) and 3.17 (Employee Benefits) (such representations and warranties are referred to herein as “Secondary Representations and Warranties”) shall survive the Closing until 60 calendar days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).
          (c) Any covenants and agreements that by their terms do not contemplate performance after the Closing Date shall survive the Closing for a period of one year. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms until 60 days following the expiration of any applicable statute of limitations.
          (d) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” If a Notice of Claim for indemnification under Section 8.2 or 8.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.
     8.2 Indemnification by Shareholders.
          (a) Shareholders shall jointly and severally indemnify and defend Buyers and their respective Affiliates (including, following the Closing, the Acquired Company and Atiam) and their respective shareholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all losses,

Liabilities, damages, claims (including Third Party Claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consulting, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 8.2) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:
               (i) the failure of any representation and warranty or other statement by any Shareholder contained in this Agreement, the Schedules, or any certificate or other document furnished or to be furnished to Buyers in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date;
               (ii) any breach of any covenant or agreement of any Shareholder contained in this Agreement, the Schedules, or any certificate or other document furnished or to be furnished to Buyers in connection with the transactions contemplated by this Agreement;
               (iii) any fees, expenses or other payments incurred or owed by the Shareholders, the Acquired Company or Atiam to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the transactions contemplated by this Agreement;
               (iv) any, (A) Tax imposed on or relating to the Acquired Company to the extent attributable to the Pre-Closing Periods, (B) any Tax of any Shareholder or a Person other than the Acquired Company for which the Acquired Company is liable as a transferee or successor, by contract, operation of applicable Law, or otherwise, (C) Tax imposed or relating to the Acquired Company as a result of the Acquired Company being a member of an affiliated, combined, consolidated, unitary or similar group pursuant to Section 1.1502-6 of the Treasury Regulations (or any other similar provision of state, local or foreign Law), (D) Tax attributable to a breach of any representation or warranty of any Shareholder set forth in Section 3.8 or breach of any covenant of any Shareholder set forth in Section 6.2; and (E) Tax attributable to the consummation of the Merger and any of the transactions contemplated by this Agreement.
               (v) subject to Section 2.7, any Dissenting Share Payments;
               (vi) a shareholder or partner, or former shareholder or partner, of the Acquired Company or Atiam, as the case may be, or any other Person, seeking to assert: (A) ownership or rights to ownership of any Equity Interests or Partnership Interests of the Acquired Company or Atiam or Atiam GP, as applicable; (B) any rights of a stockholder, option holder or warrant holder (other than the right to receive the consideration described in Article II in accordance with the terms of this Agreement), including any option, preemptive rights or rights to notice or to vote; (C) any rights under the Charter Documents of the Acquired Company or Atiam; or (D) any claim that he, she or it is entitled to receive any consideration in exchange for any securities of the Acquired Company or Atiam (other than the right to receive the consideration, if any, described in Article II in accordance with the terms of this Agreement);
               (vii) any Liability for noncompliance under the Atiam 401(k) Plan with the applicable provisions of any Law; and
               (viii) the Bilenia Purchase Agreement and the transactions contemplated thereby.
          (b) The maximum liability of Shareholders for the amount of Losses under Section 8.2(a)(i) shall not exceed $1,000,000 (the “Cap”); provided, that, in no event shall any

Shareholder (except for Robert Oakes) be liable for any amounts in excess of their respective Pro Rata Share. Notwithstanding anything contained herein to the contrary, in no event shall the limitations set forth in this Section 8.2(b) limit Shareholders’ indemnification obligations with respect to (i) claims under Section 8.2(a)(iv), (vi) and (viii), (ii) the failure of any Fundamental Representations and Warranties or Secondary Representations and Warranties to be true and correct in all respects or (iii) claims for fraud, fraudulent misrepresentation, willful misrepresentation or willful breach.
     8.3 Indemnification by Buyers. Buyers shall indemnify and defend each Shareholder and their respective personal representatives, executors and beneficiaries (the “Shareholder Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of or incurred by any Shareholder Indemnitee in connection with, or otherwise with respect to:
          (a) the failure of any representation and warranty or other statement by Buyers contained in this Agreement, the Schedules, or any certificate or other document furnished or to be furnished to Shareholder in connection with the transactions contemplated by this Agreement, to be true and correct in all respects as of the date of this Agreement or as of the Closing Date; and
          (b) any breach of any covenant or agreement of Buyers contained in this Agreement or any other document furnished or to be furnished to Shareholder in connection with the transactions contemplated by this Agreement.
     8.4 Indemnification Procedures for Third Party Claims.
          (a) In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article VIII (“Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (“Notice of Claim”) of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.
          (b) Subject to the further provisions of this Section 8.4, the Indemnitor will have 15 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”). Indemnitor shall have the right to assume the Third Party Defense in accordance with the preceding sentence, even if the Indemnitor shall have a good faith reason that the Third Party Claim is not within the scope of its indemnity obligation hereunder. Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within the time after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.
          (c) The Indemnitor will not be entitled to assume the Third Party Defense if:

               (i) the Third Party Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief;
               (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation;
               (iii) under applicable standards of professional conduct, a conflict on any significant issue exists between the Indemnitee and the Indemnitor in respect of the Third Party Claim;
               (iv) the Third Party Claim involves a material customer of the Acquired Company;
               (v) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be detrimental to or injure the Indemnitee’s reputation or future business prospects;
               (vi) the Indemnitor has failed or is failing to vigorously prosecute or defend such Third Party Claim; or
               (vii) the Indemnitor fails to provide reasonable assurance to the Indemnitee of its financial capacity to prosecute the Third Party Defense and provide indemnification in accordance with the provisions of this Agreement.
          (d) If by reason of the Third Party Claim a Lien, attachment, garnishment or execution is placed on any of the property or Assets of the Indemnitee, the Indemnitor, if it desires to exercise its right to assume such Third Party Defense, must furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment or execution.
          (e) If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim. The Indemnitor shall not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all Liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof), (B) any violation of the rights of any Person and (C) no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iii) the sole form of relief is monetary damages that are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee shall provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the

Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.
          (f) If (i) an Indemnitee gives Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense that the Indemnitor had the right to assume under this Section 8.4 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 8.4, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor shall provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably withheld or delayed). Notwithstanding Section 10.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article VIII with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense that it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.
          (g) Each Party shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each Party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.
     8.5 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 calendar days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 calendar days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim shall be conclusively deemed a Liability subject to indemnification hereunder.
     8.6 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.
     8.7 Escrow Fund. At the Closing, the certificates representing the Shares of Parent Common Stock comprising the initial Escrow Funds shall be delivered to the Escrow Agent to be held and administered by the Escrow Agent in accordance with the terms of the Escrow Agreement. In addition to any other remedies Buyers may have for Losses described in Section 8.2 hereof, Buyers may make a claim against the Escrow Fund for the amount of such Losses by sending a Notice of Claim described in

Section 8.4 or 8.5 to the Escrow Agent. Buyers’ recourse to the Escrow Fund shall be without prejudice to any and all other remedies Buyers may have pursuant to this Article VIII or otherwise. Buyers’ remedies for Losses shall not be limited to the assets comprising the Escrow Fund.
     8.8 Effect of Investigation; Waiver.
          (a) An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.
          (b) Shareholders acknowledge and agree that, upon and following the Closing, the Acquired Company shall not have any Liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make Shareholder whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. Shareholder shall have no right of contribution against the Acquired Company with respect to any such indemnification or other claim.
     8.9 Other Rights and Remedies Not Affected. The indemnification rights of the Parties under this Article VIII are independent of and in addition to such rights and remedies as the Parties may have at Law or in equity or otherwise for any misrepresentation, breach of warranty, failure to fulfill any agreement or covenant hereunder on the part of any Party or for fraud or fraudulent misrepresentation, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.
     8.10 Shareholders’ Representative.
          (a) Each Shareholder hereby irrevocably appoints Robert J. Oakes as its sole, exclusive, true and lawful agent, representative and attorney-in-fact (“Shareholders’ Representative”) to act for and on behalf of the Shareholders, including, without limitation, to give and receive notices and communications, to act on behalf of the Shareholders with respect to any matters arising under this Agreement, to agree to, negotiate, enter into settlements and compromises of, and commence, prosecute, participate in, settle, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings, and to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings, and to take all actions necessary or appropriate in the judgment of Shareholders’ Representative for the accomplishment of the foregoing. Shareholders’ Representative shall for all purposes be deemed the sole authorized agent of the Shareholders until such time as the agency is terminated. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Buyers; provided, however, that Shareholders’ Representative may not be removed unless holders of a majority of the SCA Shares as of the date hereof agree to such removal and to the identity of the substituted Shareholders’ Representative. Any vacancy in the position of Shareholders’ Representative may be filled by approval of the holders of a majority of the SCA Shares as of the date hereof. No bond shall be required of Shareholders’ Representative, and Shareholders’ Representative shall not receive compensation for his services. Notices or communications to or from Shareholders’ Representative shall constitute notice to or from each of the Shareholders during the term of the agency.

          (b) Shareholders’ Representative shall not incur any liability with respect to any action taken or suffered by it or omitted hereunder as Shareholders’ Representative while acting as Shareholders’ Representative. Shareholders’ Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered by Shareholders’ Representative shall not be liable to anyone. Shareholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against Shareholders’ Representative; provided, however, that the foregoing shall not act as a limitation on the powers of Shareholders’ Representative determined by it to be reasonably necessary to carry out the purposes of its obligations.
          (c) Shareholders’ Representative shall have reasonable access to information about the Acquired Company and Buyers and the reasonable assistance of the Acquired Company’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that Shareholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Acquired Company or Buyers to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
          (d) A decision, act, consent or instruction of Shareholders’ Representative shall constitute a decision, act, consent or instruction of all the Shareholders and shall be final, binding and conclusive upon each such Shareholder. Buyers may rely upon any such decision, act, consent or instruction of Shareholders’ Representative as being the decision, act, consent or instruction of every such Shareholders’ Representative.
ARTICLE IX
TERMINATION
     9.1 Termination.
          (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
               (i) by mutual written consent of Parent and the Acquired Company;
               (ii) by Parent or the Acquired Company if:
                    (A) the Merger is not consummated on or before October 31, 2007; provided, however, that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or
                    (B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;
               (iii) by Parent if:

                    (A) any condition to the obligations of Buyers hereunder becomes incapable of fulfillment other than as a result of a breach by Buyers of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent or Merger Sub;
                    (B) there has been a breach by the Acquired Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Acquired Company shall have become untrue, in either case such that the conditions set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within 10 days after written notice of such breach is given to the Acquired Company by Parent; or
               (iv) by the Acquired Company if:
                    (A) any condition to the obligations of the Acquired Company hereunder becomes incapable of fulfillment other than as a result of a breach by the Acquired Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Acquired Company; or
                    (B) there has been a breach by Buyers of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Buyers shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within 10 days after written notice of such breach is given to Parent by the Acquired Company.
          (b) The party desiring to terminate this Agreement pursuant to Section 9.1(a) (ii), (iii) or (iv) shall give written notice of such termination to the other parties hereto.
     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3; provided, however, that the provisions of Section 6.1 (Public Announcements) and Section 9.3 (Remedies) and Article X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.
     9.3 Remedies. Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1.
ARTICLE X
MISCELLANEOUS
     10.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:
     If to Parent or Merger Sub, to:
Health Benefits Direct Corporation
150 N. Radnor-Chester Road, Suite B-101
Radnor, PA 19087
Attn: General Counsel
Fax: (484) 654-2223
     With a required copy to:
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Attn: James W. McKenzie, Esq.
Facsimile: 215.963.5001
     If to Acquired Company or Shareholders, to:
Robert J. Oakes, Shareholders’ Representative
One Dale Lane
Wallingford, PA 19086
Facsimile: 610.872.6606
     With a required copy to:
Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
Attn: Mary J. Mullany, Esq.
Facsimile: 215.864.8999
or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
     10.2 Release. Effective at the Effective Time, each Shareholder hereby forever fully and irrevocably releases, remises and discharges each of the Acquired Company, Merger Sub and Parent and each of their respective past, present and future directors, officers, representatives, employees, parents, subsidiaries, divisions, affiliated corporations, affiliated non-corporate entities, insurers, attorneys, representatives, principals, members, partners, successors, predecessors and assigns and each of the Affiliates of each of the foregoing (the “Releasees”) from any and all claims, demands, controversies, actions, causes of action, obligations, liabilities, costs, expenses, fees, and damages whatsoever in character, nature and kind, in law or in equity, past or present, known or unknown, suspected or unsuspected, from the beginning of time against any Releasee arising contemporaneously with or prior to the Closing on account of, arising out of or relating to the Shareholder’s investment in the Acquired Company or the Shareholder’s present or former ownership of securities of the Acquired Company

(collectively, the “Claims”). Each Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Releasees, based upon any matter purported to be released hereby; provided, that, the Parties agree that this Section 10.2 is not releasing the Acquired Company, Merger Sub or Parent from any of their respective obligations under this Agreement or any of the transactions contemplated hereby, including without limitation Section 8.3 hereof.
     10.3 Amendments and Waivers.
          (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.
          (b) No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          (c) To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.
     10.4 Expenses. Except as may otherwise be set forth in this Agreement, each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.
     10.5 Successors and Assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided that, each Parent or Merger Sub may assign its rights and obligations hereunder to one or more Persons who are successors in interest to Parent or Merger Sub in connection with the sale of substantially of the asset or equity, merger, consolidation or other transfer by operation of law of Parent or Merger Sub, provided the assignee executes and delivers to the Shareholder Representative a document by which the assignee agrees to be bound by the terms and conditions applicable to Parent or Merger Sub, as the case may be, under this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
     10.6 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the Commonwealth of Pennsylvania, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the Commonwealth of Pennsylvania.
     10.7 Consent to Jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of any state or federal court located in the City of Philadelphia, Pennsylvania, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each Party expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the City of Philadelphia, Pennsylvania (and each appellate court located in the Commonwealth of Pennsylvania) in connection with any such legal proceeding; agrees that each state and federal court located in the City of Philadelphia, Pennsylvania shall be deemed to be a convenient forum; and agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Philadelphia, Pennsylvania, any claim that such Party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     10.8 Counterparts. This Agreement may be executed in counterparts, and either Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.
     10.9 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder; except that in the case of Article VIII hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.
     10.10 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the Parties with respect to the Merger. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Letter Agreement, which shall continue in full force and effect in accordance with its terms.
     10.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     10.12 Severability. Subject to Section 5.8(d), any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Specific Performance. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.
     10.14 Interpretation.
          (a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.
          (d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.
          (e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.
          (f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.
          (g) The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
          (h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.
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     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

HEALTH BENEFITS DIRECT CORPORATION

By:	/s/ Alvin H. Clemens

Name:	Alvin H. Clemens
Title:	Chief Executive Officer and Chairman

HBDC ACQUISITION, LLC

By:	/s/ Anthony R. Verdi

Name:	Anthony R. Verdi
Title:	President

SYSTEM CONSULTING ASSOCIATES, INC.

By:	/s/ Robert J. Oakes

Name:	Robert J. Oakes
Title:	President

SHAREHOLDERS:

/s/ Robert J. Oakes

Robert J. Oakes

/s/ Jeff Brocco

Jeff Brocco

/s/ Tim Savery

Tim Savery

/s/ Lisa Roetz

Lisa Roetz